EXHIBIT 99.3

                          WAVERIDER COMMUNICATIONS INC.

                          255 Consumers Road, Suite 500
                         Toronto, Ontario Canada M2J 1R4

                                October 31, 2001

To: Securities Dealers, Commercial Banks, Trust Companies and Other Nominees


         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by WaveRider Communications Inc., a Nevada corporation, of non-transferable subscription rights (the "Subscription Rights") to purchase an aggregate of 14,000,000 Units (the "Units") at a subscription price of $.40 per Unit (the "Subscription Price"), each Unit consisting of one share of Common Stock, $.001 par value per share, and one common stock purchase warrant. The Subscription Rights were initially distributed on October 31, 2001 (the "Subscription Rights"), to all holders of record of shares of WaveRider Communications' Common Stock as of the close of business on October 19, 2001 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional Units (to the extent available, subject to proration). The Subscription Rights are described in the enclosed prospectus and evidenced by a Rights Certificate registered in your name or in the name of your nominee.


         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one (1) Subscription Right for each share of Common Stock owned by such beneficial owner on October 19, 2001.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

         Enclosed are copies of the following documents for you to use:

1.       a prospectus;

2.       instructions   for  use  of  WaveRider   Communications   Inc.   rights
         certificates;

3.       form of letter from WaveRider Communications Inc. to its shareholders;

4.       notice of guaranteed delivery;

5. a form letter which may be sent to your clients for whose accounts you hold our Common Stock registered in your name or in the name of your nominee;

6. a beneficial owner election form, on which you may obtain your clients' instructions with regard to the Subscription Rights;

7.       a nominee holder certification form; and

8. a return envelope addressed to Corporate Stock Transfer, Inc. as subscription agent.


Your prompt action is requested. The Subscription Rights will expire at 5 p.m. New York City time on December 14, 2001 (the "Expiration Date").


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         To exercise Subscription Rights, properly completed and executed Rights
Certificates and payment in full for all Subscription Rights exercised must be delivered to the subscription agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed in lieu of delivery of a subscription certificate prior to the Expiration Date.

         Additional  copies  of  the  enclosed  materials  may  be  obtained  by
contacting   Innisfree M&A, Inc.   toll  free  at  1-888-750-5834  or  WaveRider
Communications Inc.'s Chief Financial Officer at (416) 502-3200.

                                              Sincerely,



                                              /s/ D. Bruce Sinclair
                                              --------------------
                                              D. Bruce Sinclair
                                              President and CEO